As filed with the Securities and Exchange Commission on July 2, 2001
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              -----------------------------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

              -----------------------------------------------------

                                  EQUITEX, INC.
                 (Exact name of Registrant specified in charter)

DELAWARE                                                              84-0905189
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111
                                 (303) 796-8940
                   (Address, including zip code, and telephone
                          number, including area code,
                        Registrant's principal executive
                                    offices)

                      HENRY FONG, PRESIDENT, TREASURER AND
                             CHIEF FINANCIAL OFFICER
                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111
                                 (303) 796-8940
 (Name, address and telephone number, including area code, of agent for service)

        Copies of communication, including all communication sent to the agent for service, should be sent to:

                              JOHN W. KELLOGG, ESQ.
                              RACHANA SASTRY, ESQ.
                  FRIEDLOB SANDERSON PAULSON & TOURTILLOTT, LLC
                          1400 GLENARM PLACE, SUITE 300
                             DENVER, COLORADO 80202
                                 (303) 571-1400

              -----------------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

              -----------------------------------------------------

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check this following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


------------------------------------------------------------------------------------------------------------------------
                                             CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
  Title of each class of securities to        Amount to be             Proposed              Proposed          Amount of
             be registered                   registered (1)            maximum               maximum        registration
                                                                    offering price          aggregate            fee
                                                                      per share           offering price
------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series D
Convertible Preferred Stock                     330,000 (2)              $5.98 (4)         $1,282,710               $321
------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series F                 35,714 (3)              $5.98 (4)           $138,820                $35
Convertible Preferred Stock
------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Series G              1,134,286 (3)              $5.98 (4)         $4,408,970             $1,102
Convertible Preferred Stock
------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Warrants                120,000 (2)              $5.50 (5)           $660,000               $165
Granted in Connection with Series D
Convertible Preferred Stock Private
Placement
------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Warrants                130,000 (3)             $ 4.00 (6)           $520,000               $130
Granted in Connection with Series G
Convertible Preferred Stock Private
Placement
------------------------------------------------------------------------------------------------------------------------
TOTAL                                         1,750,000 (7)                                $7,010,500             $1,753
------------------------------------------------------------------------------------------------------------------------

(1) Plus such indeterminable number of shares of common stock as may be issuable by reason of the anti-dilution provisions of such warrants or convertible preferred stock.

(2) Pursuant to the Registration Rights Agreement dated May 3, 1999, Equitex is registering a total of 450,000 shares of common stock, including common stock issued in (i) lieu of cash dividend payments, or as a stock dividend on the Series D Convertible Preferred Stock, (ii) upon conversion of the Series D Convertible Preferred Stock, and/or
         (iii) upon exercise of the warrants issued in connection with the Series D Convertible Preferred Stock.

(3) Pursuant to the Registration Rights Agreement dated August 31, 2000, Equitex is registering a total of 1,300,000 shares of common stock, including common stock issued in (i) lieu of cash dividend payments, or as a stock dividend on the Series F and G Convertible Preferred Stock,
         (ii) upon conversion of the Series F and G Convertible Preferred Stock, and/or (iii) upon exercise of the warrants issued in connection with the Series F and G Convertible Preferred Stock.

(4) Pursuant to Rule 457(c) the offering price per share and aggregate offering price are based upon the average closing bid price of Equitex's common stock as quoted on the Nasdaq SmallCap Market on June 27, 2001.

(5) Pursuant to an agreement reached between Equitex and the selling securityholder, and recorded in the Consent to Action by the Board of Directors of Equitex, Inc. dated April 17, 2000, the exercise price of the warrants issued in connection with the Series D Convertible Preferred Stock is $5.50.

(6) Pursuant to an agreement reached between Equitex and the selling securityholder, and recorded in the Consent to Action by the Board of Directors of Equitex, Inc. dated April 3, 2001, the exercise price of the warrants issued in connection with the Series G Convertible Preferred Stock is $4.00.

(7) The total number of shares being registered exceeds the amount convertible as of June 27, 2001 using the average closing bid price $5.98 as quoted on the Nasdaq SmallCap Market. Because the conversion of the Series D and G Convertible Preferred Stock is based on fluctuating market conditions, we are registering more than the amount convertible as of June 27, 2001.

                              --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              --------------------

                    Subject to Completion Dated July 2, 2001



                                  EQUITEX, INC.


           1,750,000 Shares of Common Stock to be Offered and Sold by
                             Selling Securityholder

--------------------------------------------------------------------------------


         This is a public offering of shares of common stock of Equitex, Inc. by the selling securityholder identified on page 24 of this prospectus. The selling securityholder will offer the shares from time to time at prevailing market prices. Equitex will not receive any of the proceeds from the offering, except for any proceeds from the cash exercise of warrants owned by the selling securityholder.

         Our common stock trades on the Nasdaq SmallCap Market under the symbol EQTX. On June 27, 2001, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $5.98 per share.

         We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.



                ------------------------------------------------


         AN INVESTMENT IN THE STOCK OF EQUITEX INVOLVES A HIGH DEGREE OF
          RISK. THE SHARES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN
        AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.


                ------------------------------------------------


     THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                ------------------------------------------------




                  The date of this Prospectus is July __, 2001

                                TABLE OF CONTENTS



         Where You Can Find More Information.................................. 3

         Forward-Looking Statements........................................... 4

         Equitex, Inc......................................................... 5

         Recent Developments.................................................. 8

         Risk Factors.........................................................11

         Description of Capital Stock.........................................21

         Selling Securityholder...............................................23

         Plan of Distribution.................................................25

         Indemnification Provided in Connection with the
          Offering by the Selling Securityholder..............................26

         Legal Matters........................................................26

         Experts..............................................................27

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Facility maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

         o New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; or

         o Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-(800) SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the Commission.

         The Commission allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling securityholder sells all of its shares or until the registration rights of the selling securityholder expire. This prospectus is part of a Registration Statement that we filed with the Commission (Registration No. 333-
-------).


           FILING                                    PERIOD
Annual Report on Form 10-K/A.......... For the Year ended December 31, 2000
The Description of our Common Stock... Registration Statement on Form 8-A
                                       filed with the Commission July 21, 1983
Quarterly Report on Form 10-Q......... For the Quarter ended March 31, 2001

Definitive Proxy Statement for
Special Meeting on Schedule 14A ...... Filed with the Commission on May 16, 2001


         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

                                  Equitex, Inc.
                            7315 East Peakview Avenue
                            Englewood, Colorado 80111
                            Telephone: (303) 796-8940
                            Facsimile: (303) 796-9762

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. The selling securityholder will not make an offer of Equitex's common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in the documents incorporated by reference herein, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Certain important factors regarding our business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed below under the caption "Risk Factors."

                                  EQUITEX, INC.

EQUITEX AND ITS OPERATIONS

         Equitex, Inc., was organized under Delaware law in 1983 and, in 1984, elected to become a business development company, which is a form of closed-end, non-diversified investment company under the Investment Company Act of 1940, and to be subject to the applicable provisions of the Investment Company Act. On January 4, 1999, we withdrew our election to be treated as a business development company, instead being categorized as a "transient investment company" as that term is defined in Rule 3a-2 under the Investment Company Act. As a result of our acquisition of First Bankers Mortgage Services, Inc., on August 23, 1999, we became an operating company that is not subject to regulation under the Investment Company Act.

         Notwithstanding our withdrawal to be treated as a business development company, we retained our investment interests in IntraNet Solutions, Inc. (f/k/a MacGregor Sports & Fitness, Inc.), VP Sports, Inc., and Triumph Sports, Inc., which together constitute a significant portion of our investment portfolio.

NMORTGAGE & Meridian Services

         Our majority-owned subsidiary, nMortgage, is a business to consumer retail Internet mortgage banking company which is developing its business to business mortgage services technology and provides consulting services to the mortgage industry. In September 2000, we completed the acquisition of Meridian Residential by merging it with GR.com, our newly formed subsidiary. Subsequent to the merger, GR.com changed its name to Meridian Services, Inc. ("Meridian Services"). nMortgage utilizes the services of Meridian Services' virtual back office.

         Since March 1, 2000, Meridian Services has laid the groundwork for a new business model. It has developed a web-based strategy called GreatRate.com with the web address bearing the same name www.GreatRate.com. Through this site, which is owned by nMortgage, Meridian Services has developed web based mortgage products that will allow it to capitalize on its streamlined back office operation to expand its business nationwide. The goal of the new business plan is to create a business to business platform for Meridian Services, to reach out to small banks and financial institutions allowing them to utilize Meridian Services/nMortgage's technology and infrastructure. This will enable the financial institution to enter into the business of providing residential and small commercial mortgages to their clientele without having to maintain an infrastructure to process residential mortgages.

         Meridian Services will provide the back office support to help originate, fully process, underwrite and close residential mortgages. In order to properly support this program, Meridian Services will utilize its high end website that would allow its banking partners and their customers to access current rates and loan status in real time.

         nMortgage has been developing, and in conjunction with Meridian Services introduced in the first quarter 2001, a business to business Internet technology solution for the mortgage industry. The site will be targeted to local savings banks and other similar financial institutions, individual mortgage and small mortgage brokers, and eventually may be offered to mortgage related businesses not currently offering mortgage loans such as insurance brokers, stockbrokers, tax preparers, financial planners, etc. This site will allow these businesses to leverage their client databases by offering a private label solution offering Internet based mortgage loans.

         On January 2, 2001, nMortgage and Meridian Services announced an agreement with Mortgagebot, LLC of Cedarburg, Wisconsin, to provide the back office system for originating and processing mortgage loans over the Internet. Mortgagebot is a complete online lending service available 24 hours a day, 365 days a year that was built exclusively for the Internet. Utilizing Mortgagebot's existing technology, nMortgage and Meridian Services will be able to offer customers a complete Internet-based mortgage solution from application to closing.

         Meridian Services competes with mortgage brokers, bankers and financial institutions both large and small from locally owned mortgage businesses to multi-national financial institutions. These competitors include nationally recognized financial institutions with billions in assets and considerable marketing budgets. With the increase in Internet-based mortgage originations, many of the larger well-known mortgage companies have created web sites to attract customers. nMortgage and Meridian Services intend to market their products to those consumers who would rather do business with smaller locally based financial institutions and mortgage professionals who know the local market and seek to provide more personal service.

TRIUMPH SPORTS

         At December 31, 2000, our majority-owned subsidiary, Triumph Sports, owned and operated three vitamin and nutritional supplement related retail stores in the Palm Beach, Florida area. In March 2001, we negotiated the early termination of its lease and closed its final independent operation located in a Bally's fitness center. The remaining two stores are registered franchisees of General Nutrition Centers. During 2000, Triumph closed one of its independent non-General Nutrition Centers franchised stores after its lease expired. During 1999, Triumph also operated a fifth location which was sold at the end of 1999. The Triumph General Nutrition Centers franchise agreements run for a period of ten years expiring in 2008 and include renewals for two consecutive five-year terms contingent upon General Nutrition Centers conditions and approval.

         Each retail location typically employs one full-time manager and one to three part-time employees. The General Nutrition Centers stores offer a wide-array of vitamins, nutritional supplements, meal replacement products and other health and fitness products targeted to a large consumer demographic seeking today's healthy and active lifestyle. From children to senior citizens looking for vitamins, supplements, books and advice for healthy living to triathletes and body builders seeking nutritional supplements, and meal replacements for their workout regimes, General Nutrition Centers offers recognized high-quality branded products for all ages and fitness levels. A majority of the products sold in the General Nutrition Centers outlets are General Nutrition Centers branded products with additional offerings consisting mainly of meal replacement and nutritional supplement products from popular major suppliers.

FIRST TELESERVICES CORP.

         Our wholly-owned subsidiary, First TeleServices, is a development stage company that has not yet generated significant income. As a marketing arm for financial institutions, First TeleServices' business plan calls for it to perform as a consumer finance company, offering a broad array of financial products and services to the subprime market. These products will be developed and serviced through correspondent relationships with companies specializing in those particular products. During the year 2000, while continuing to develop its business strategy, First TeleServices streamlined its operations and presently is operating on a minimal budget. First TeleServices' office lease expired on December 31, 2000 and it is presently operating from the home of its president.

FIRST BANKERS MORTGAGE SERVICES, INC.

         On August 23, 1999, we acquired First Bankers Mortgage Services, Inc. First Bankers Mortgage Services, a Florida corporation, is a full service mortgage banking company headquartered in the Fort Lauderdale, Florida area. We acquired all of the outstanding common stock of First Bankers Mortgage Services from its sole stockholder, Vincent Muratore. The total aggregate purchase price for First Bankers Mortgage Services, was 1,000 shares of our Series E Convertible Preferred Stock, 250 shares of which were issued at closing and 750 shares of which were issuable upon satisfaction of certain performance conditions. In addition, the purchase price was subject to post- closing adjustments pursuant to the Agreement and Plan of Reorganization, dated June 22, 1999, among us, First Bankers Mortgage Services, Vincent Muratore and FBMS Acquisition Corp., as amended. Under Delaware law, we were not required to, and did not, seek stockholder approval for this transaction.

         The transaction was accounted for as a purchase. The total purchase price was allocated to the assets and liabilities acquired based on their estimated fair values, including goodwill of approximately $18,900,000, which was being amortized by use of the straight line method over ten years prior to the rescission.

         In connection with the First Bankers Mortgage Services transaction, we and our subsidiaries invested approximately $10.7 million in First Bankers Mortgage Services for working capital purposes.

         Subsequent to the acquisition of First Bankers Mortgage Services, all outstanding shares of First Bankers Mortgage Services were transferred to our new wholly owned subsidiary, nMortgage.

         On August 15, 2000, we reached an agreement in principal to rescind the acquisition of First Bankers Mortgage Services effective June 28, 2000. Under the terms of the rescission agreement, all assets and liabilities of First Bankers Mortgage Services as of June 28, 2000 were returned to Mr. Muratore, the former owner of First Bankers Mortgage Services. We retained certain intellectual property rights valued at approximately $2,500,000 related to the Internet-based mortgage banking business of nMortgage. Although all of the performance conditions were not met, we issued an additional 50 shares of Series E Convertible Preferred Stock as part of the agreement and rescission related to those conditions that were satisfied, thus resulting in aggregate issuance of 300 shares of Series E Convertible Preferred Stock outstanding, which were converted into 300,000 shares of common stock as a result of the increase in our authorized shares approved on June 22, 2001 at a special meeting of our stockholders (see "Recent Developments" below).

         As a result of the rescission, we were divested of the assets, liabilities, and operations of First Bankers Mortgage Services as of June 28, 2000 and recorded a loss of $3,979,000, which represents the write off of our investment in First Bankers Mortgage Services, including remaining goodwill as of the date of the rescission, net of technological rights retained. The operating results of First Bankers Mortgage Services have been included in the consolidated statement of operations from the date of acquisition through the date of rescission.

ADDRESS AND PHONE NUMBER

         Our executive offices are located at 7315 East Peakview Avenue, Englewood, Colorado 80111 and our telephone number is (303) 796-8940.

                               RECENT DEVELOPMENTS

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

         On June 22, 2001, at a special meeting of our stockholders, the stockholders voted to increase the authorized shares of our common stock from 7,500,000 to 50,000,000 shares.

DISTRIBUTION AND SPIN-OFF TRANSACTION

         On June 22, 2001, also at the special meeting of our stockholders, the stockholders approved the distribution by Equitex of all of its assets and liabilities to Equitex 2000 and the distribution by Equitex of all of the outstanding shares of common stock of Equitex 2000 to the stockholders of Equitex on the basis of one share of common stock of Equitex 2000 for each share of common stock of Equitex.

         The distribution will occur immediately prior to the Nova Financial Systems and Key Financial Systems acquisitions, discussed below.

         We will contribute to Equitex 2000, the following:

         o all of our cash, or such lesser amount as our board of directors may determine in its sole discretion;

         o all securities and investments owned by us in our investee companies including our interest in First TeleServices and First Telebank;

         o all shares of Meridian Services, our wholly-owned mortgage banking subsidiary;

         o any residual rights related to the First Bankers Mortgage Services acquisition and rescission;

         o all shares of nMortgage, our Internet based mortgage banking subsidiary;

         o all receivables of any nature, including accounts and notes receivable;

         o     all furniture, fixtures and equipment; and

         o     any other assets that are related in any manner to our company.

         Equitex 2000 will assume our liabilities and will indemnify us and assume our prosecution or defense in the following lawsuits: WILLIAM G. HAYES, JR. LIQUIDATING AGENT FOR RDM SPORTS GROUP, INC. AND RELATED DEBTORS V. EQUITEX, INC., SMITH, GAMBRELL, RUSSELL, L.L.P., DAVID J. HARRIS, P.C., AND DAVID J. HARRIS, INDIVIDUALLY, Adversary Proceeding No., 00-1065 (U.S. Bankruptcy Court for the Northern District of Georgia, Newnan Division); and EQUITEX, INC. AND HENRY FONG V. BERTRAND T. UNGER, Case No. 98-CV-2437 (Dist. Ct. Arapahoe County, Colorado).

         Equitex will distribute, in the form of a special dividend, all of the outstanding shares of common stock of Equitex 2000, on a pro rata basis, to the holders of our common stock as of the record date of July 20, 2001 for the special dividend. Each of our stockholders will retain his shares of our common stock, and for each share of our common stock held by him on the record date for the special dividend contemplated by the distribution and spin-off, will be entitled to receive one share of Equitex 2000 common stock.

         Prior to its distribution to our stockholders, we will have filed a registration statement with the Securities and Exchange Commission to cause the Equitex 2000 common stock to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934. That registsration statement may not be effective on the date of the distribution of the Equitex 2000 common stock. We believe the Equitex 2000 common stock will be initially quoted on the OTC Bulletin Board service at such time as the common stock is registered pursuant to Section 12(g).

         Following the distribution and spin-off, we are expected to close on the acquisitions of Nova Financial Systems and Key Financial Systems.

         Our Board has retained discretion, even if all conditions to the distribution and spin-off are satisfied, to abandon, defer or modify the distribution and/or spin-off.

ACQUISITIONS OF NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS

         On June 22, 2001, also at the special meeting of our stockholders, the stockholders approved the acquisitions of Nova Financial Systems and Key Financial Systems, companies under common control with nearly an identical ownership structure, in exchange for the greater of 7,140,000 shares or 50% of our outstanding common stock on a post acquisition basis, cash consideration of $5 million and a warrant.

         We will operate Nova Financial Systems and Key Financial Systems as subsidiaries. Nova Financial Systems and Key Financial Systems are both financial companies which specialize in selling credit card programs designed for high credit risk clients. Consummation of the Nova Financial Systems and Key Financial Systems mergers is subject to the distribution of all of our assets and liabilities to Equitex 2000 and the spin-off of Equitex 2000 common stock as discussed above (see "Distribution and Spin-Off Transaction" above ).

SERIES E CONVERTIBLE PREFERRED STOCK

         The previously outstanding 250 shares of Series E Convertible Preferred Stock plus the 50 additional shares of Series E Convertible Preferred Stock issued in connection with the acquisition and rescission of First Bankers Mortgage Services automatically converted into 300,000 shares of our common stock upon the approval of the increase in our authorized shares of common stock at the June 22, 2001 special meeting of our stockholders.

SERIES H 8% CONVERTIBLE PREFERRED STOCK

         We have commenced a private placement for the issuance of up to 3,000 shares of Series H 8% Convertible Preferred Stock at a price of $1,000 per share. We have the right to increase the size of the offering by 450 shares.

         Each share of Series H Convertible Preferred Stock will automatically convert on July 19, 2001 into 200 shares of our common stock, $0.02 par value, and 200 warrants, each warrant to purchase one share of our common stock. Each share of Series H Convertible Preferred Stock carries an 8% dividend payable upon conversion in cash or securities at our option.

         Each warrant issued in connection with the Series H Convertible Preferred Stock private placement will be exercisable until July 19, 2004 at an exercise price equal to the average of the last trade of our common stock as reported on the Nasdaq SmallCap Market for the twenty trading days preceding July 19, 2001.

         The proceeds from the Series H Convertible Preferred Stock offering will be used to fund the cash portion of the purchase price for the Nova Financial and Key Financial transaction discussed above and for general corporate purposes.

         We anticipate closing of the Series H Convertible Preferred Stock offering will be on July 19, 2001. However, we, in our discretion, reserve the right to terminate the offering at any time. An initial closing will not be held unless and until we have received subscriptions and funds for a minimum of 1,000 shares of Series H Convertible Preferred Stock. After the minimum number of shares has been both subscribed and paid for, we will receive the net proceeds from the offering. If subscriptions for at least 1,000 shares are not received by July 19, 2001, the funds will be returned to the investors without interest.

        We anticipate filing a registration statement on Form S-3 under the Securities Act of 1933 within ninety days of the closing of the offering for the offer and resale of our common stock to be issued upon conversion of the Series H Convertible Preferred Stock as well as the shares of common stock underlying the warrants issued in connection with the Series H Convertible Preferred Stock.

SERIES I 6% CONVERTIBLE PREFERRED STOCK

         We intend to commence a private placement for the issuance of up to 4,000 shares of our Series I 6% Convertible Preferred Stock and a warrant to purchase 400,000 shares of our common stock at an aggregate price of $1,000 per share.

         While the terms have not been fully negotiated, we expect the Series I Convertible Preferred Stock to have a stated value of $1,000 per share and bear dividends at 6% per annum, payable quarterly commencing September 30, 2001, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series I Convertible Preferred Stock is expected to be convertible, together with any accrued but unpaid dividends, at any time and from time to time into shares of our common stock at a conversion price per share equal to the lesser of $5.98 or 65% of the market price upon the occurrence of certain material events. We expect all outstanding shares of Series I Convertible Preferred Stock to be automatically converted into common stock on the third anniversary of the date of the Series I 6% Convertible Preferred Certificate of Designations. The shares of Series I Convertible Preferred Stock are expected to be redeemable at our option at any time at a redemption price 35% above the stated value per share plus any accrued but unpaid dividends.

         The warrant to be issued in connection with the Series I Convertible Preferred Stock offering is expected to be exercisable until three years following the closing date of the offering at an exercise price equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq National SmallCap Market for the five trading days immediately preceding the closing date of the offering.

         The proceeds from the Series I Convertible Preferred Stock offering will be used to fund a portion of the cash portion of the purchase price for the Nova Financial and Key Financial transaction discussed above and for general corporate purposes.

                                  RISK FACTORS

         YOU SHOULD BE AWARE THAT THE DISTRIBUTION BY US OF ALL OF OUR ASSETS AND LIABILITIES TO EQUITEX 2000, THE SPIN- OFF OF EQUITEX 2000 COMMON STOCK, THE OWNERSHIP OF EQUITEX 2000 COMMON STOCK AND THE PROPOSED ACQUISITION OF NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS INVOLVE RISKS, INCLUDING THOSE DESCRIBED BELOW AND ELSEWHERE IN THIS REGISTRATION STATEMENT, THAT COULD ADVERSELY AFFECT THE VALUE OF YOUR HOLDINGS. WE ARE NOT MAKING, AND NO OTHER PERSON IS AUTHORIZED TO MAKE, ANY REPRESENTATION AS TO THE FUTURE MARKET VALUE OF EQUITEX 2000 COMMON STOCK.

                  RISKS REGARDING OUR HISTORY AND ACQUISITIONS

WE HAVE HAD NET LOSSES IN THE PAST TWO YEARS AND THERE IS NO ASSURANCE WE WILL HAVE A PROFIT THIS YEAR.

         We incurred a net loss of approximately $12.5 million (a loss applicable to common stockholders of $13.7 million) for the year ended December 31, 2000, compared to a loss of approximately $7.7 million (a loss applicable to common stockholders of approximately $11 million) for the year ended December 31, 1999 and recorded a net decrease in net assets resulting from operations of approximately $2 million for the year ended December 31, 1998 as a business development company. In addition, we had a net loss of approximately $2.2 million for the three months ended March 31, 2001 (a loss applicable to common stockholders of approximately $2.5 million). There is no assurance that we will have a profit for the year ended December 31, 2001.

WE HAVE NOT CONSUMMATED CERTAIN RECENT MERGERS AND ACQUISITIONS AND WE CAN PROVIDE NO ASSURANCE THAT WE WILL CONSUMMATE THE PROPOSED ACQUISITIONS.

         We recently failed to consummate two acquisitions and one merger. On August 2, 2000, we announced that our agreement for the acquisition of First TeleBanc Corp had expired. In addition, as a result of certain deficiencies noted in the operations of First TeleBanc Corp.'s operating bank, Net 1st National Bank, we withdrew our application with the Federal Reserve to become a bank holding company. On September 21, 2000, we agreed to terminate our agreement and plan of merger with Innovative Gaming Corporation of America. While we acquired First Bankers Mortgage Services on August 23, 1999, we reached an agreement to rescind the acquisition on August 15, 2000, effective June 28, 2000. We can provide no assurance that we will consummate the proposed acquisitions with Nova Financial Systems and Key Financial Systems or that if consummated, the acquisitions will prove to be successful.

WE MAY BE UNABLE TO RAISE SUFFICIENT FUNDS TO COMPLETE THE ACQUISITIONS OF NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS OR TO PROVIDE SUFFICIENT OPERATING CAPITAL.

         We currently do not have sufficient available funds to pay the $5,000,000 cash portion of the purchase price for Nova Financial Systems and Key Financial Systems, or sufficient funds to provide for our operations after the completion of these acquisitions. Although, as discussed under "Recent Developments," we are currently conducting private placements to raise up to an aggregate of $7,000,000, there is no assurance that these offerings will be successful or that sufficient proceeds will be raised to complete the acquisitions and provide us with sufficient working capital. If we do not raise sufficient funds, we would be unable to complete the acquisitions of Nova Financial Systems and Key Financial Systems and may not complete the distribution and spin-off of Equitex 2000. Furthermore, if sufficient funds are raised to complete the acquisitions, we may not have sufficient available funds to provide for our subsequent operations which would require us to seek additional financing. Such financing may not be available to us, or if available, the terms of such financing may be highly dilutive to our shareholders or result in significant operating or financial restrictions on our business.

OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALL CAP MARKET SYSTEM.

         As a result of our proposal to spin off our current operations to Equitex 2000, acquire both Key Financial Systems and Nova Financial Systems and change our business plan, we may be required by Nasdaq to reapply for listing on the SmallCap Market. If we are required to reapply for Nasdaq listing, there is no assurance that we will be able to satisfy all of Nasdaq's initial listing requirements.

         If we do not secure Nasdaq listing following the spin-off of Equitex 2000 and the mergers with Key Financial Systems and Nova Financial Systems, we may nevertheless proceed with these transactions, upon which trading of our common stock would be conducted in the over-the-counter markets in the so-called "Pink Sheets" or in the National Association of Securities' Dealers OTC Bulletin Board service. Consequently, the liquidity of our common stock would likely be significantly impaired, not only in the number of shares that could be bought and sold, but also through delays in the timing of transactions, reduction in coverage by securities analysts and the news media, the inability to margin shares of our common stock and lower prices for our common stock than what might otherwise prevail. In addition, our common stock may become subject to the SEC's rules relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a purchase transaction prior to sale. These "penny stock rules" may therefore adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

                      RISKS ASSOCIATED WITH OUR SECURITIES

WE MAY ISSUE APPROXIMATELY 17,818,188 SHARES OF OUR COMMON STOCK IN CONNECTION WITH OUR ACQUISITIONS, WHICH WILL CAUSE SUBSTANTIAL DILUTION TO OUR CURRENT STOCKHOLDERS.

         There may be approximately 17,818,188 shares of our common stock issued, which is 248% of the number of shares of our common stock that was outstanding prior to the approval of the increase in authorized shares by our stockholders on June 22, 2001 (See "Recent Developments" above). Approximately 17,818,188 shares of our common stock may be issued in connection with the acquisitions of the Meridian Residential Group, Nova Financial Systems and Key Financial Systems. Specifically, our stockholders may experience dilution from the conversion of outstanding shares of our preferred stock and preferred stock to be issued into approximately 2,675,753 shares of our common stock based on the average closing bid price of our common stock as quoted on the Nasdaq SmallCap Market on June 27, 2001. Please see the next two risk factors for a detailed discussion of the dilution from our preferred stock. In connection with the acquisitions of Nova Financial Systems and Key Financial Systems, we presently intend to issue 7,598,982 shares of common stock, which is the greater of 7,140,000 or 50% of our outstanding common stock on a post acquisition basis and a warrant for the purchase of our common stock equal to 100% of any warrants, options, preferred stock or other convertible securities outstanding at the closing date and exchangeable for or convertible into our common stock, which at this time would be a warrant to purchase 6,293,453 shares of our common stock at an exercise price of $5.41 per share. In this warrant, 2,617,700 is attributable to outstanding options and warrants, 2,675,753 is attributable to convertible preferred stock and the remaining 1,000,000 is attributable to warrants to be issued in the Series H Convertible Preferred Stock offering and the proposed Series I Convertible Preferred Stock offering. The exact terms of the warrant may change based upon any changes in outstanding options or warrants to purchase our common stock which take place prior to closing.

THE CONVERSION OF OUTSTANDING PREFERRED STOCK AND PREFERRED STOCK TO BE ISSUED, AND THE EXERCISE OF WARRANTS AND OPTIONS AT PRICES BELOW THE MARKET PRICE OF OUR COMMON STOCK COULD CAUSE A DECREASE OR CREATE A CEILING ON OUR MARKET PRICE.

         The conversion of currently outstanding preferred stock and preferred stock to be issued into approximately 2,675,753 shares of our common stock at an estimated average conversion price of $4.75 per share and the exercise of warrants and options into 9,911,153 shares of our common stock at an estimated average exercise price of $5.59 per share, which includes the warrant to purchase 6,293,453 shares of our common stock to be issued in the Nova Financial Systems and Key Financial Systems acquisition, may be below the market price of our common stock. Depending on the market price of our common stock at the time of conversion or exercise, this may cause a decrease or create a ceiling on the market price of our common stock.

THERE MAY BE SUBSTANTIAL DILUTION FROM THE CONVERSION OF OUTSTANDING PREFERRED STOCK AND PREFERRED STOCK TO BE ISSUED TO OUR CURRENT STOCKHOLDERS SINCE THE APPROVAL THE INCREASE IN AUTHORIZED SHARES.

         Our stockholders may experience dilution from the conversion of shares of our Series D, F, G, H and I Convertible Preferred Stock into approximately 2,675,753 shares of our common stock or 35.2% of the number of shares of common stock outstanding prior to the conversion. The 725 outstanding shares of Series D 6% Convertible Preferred Stock would currently convert into approximately 186,519 shares of our common stock as of June 27, 2001, using a conversion price of 65% of the closing price of our common stock of $5.98 at that date. The 460,000 outstanding shares of Series F Convertible Preferred Stock would currently convert into approximately 525,715 shares of our common stock. The 1,300 outstanding shares of Series G Convertible Preferred Stock would currently convert into approximately 334,448 shares of our common stock as of June 27, 2001, using a conversion price of 65% of the closing price of our common stock of $5.98 at that date. Assuming 3,000 shares of Series H Convertible Preferred Stock are sold, they would convert into 600,000 shares of our common stock. Assuming all 4,000 shares of Series I Convertible Preferred Stock are sold under the terms anticipated by us, they would currently convert into approximately 1,029,071 shares of our common stock as of June 27, 2001, using a conversion price of 65% of the closing price of our common stock of $5.98 at that date.

WE HAVE OUTSTANDING CONVERTIBLE SECURITIES AND INTEND TO ISSUE OTHER CONVERTIBLE SECURITIES THAT MAY CAUSE SUBSTANTIAL DILUTION TO HOLDERS OF OUR COMMON STOCK.

         The conversion terms of our outstanding Series D and G Convertible Preferred Stock and the Series I Convertible Preferred Stock that we intend to issue may cause substantial dilution in the book value per share of our common stock. The terms of the Series I Convertible Preferred Stock are still being negotiated. The conversion features in the Series D and G Convertible Preferred Stock and the conversion features that we anticipate having in the Series I Convertible Preferred Stock will allow the holders to purchase increasing shares of common stock as a result of a decreasing market price of our common stock price including but not limited to the following circumstances:

         o To the extent that the selling securityholder converts or exercises and then sells common stock, the common stock price may decrease due to the additional shares in the market. This could allow the holders to convert or exercise remaining Series D, G or I Convertible Preferred Stock into greater amounts of common stock, the sales of which would further depress the stock price.

         o The significant downward pressure on the price of the common stock could encourage short sales and consequently place further downward pressure on the price of the common stock.

         o Under the terms of our Series D and G Convertible Preferred Stock and the proposed Series I Convertible Preferred Stock, holders of these shares must own less than 5% of our outstanding shares of common stock. Holders of these shares may circumvent this restriction by converting an amount of preferred stock to common stock in an amount less than 5% of our outstanding shares of common stock, then selling those shares of common stock into the market and then converting another block of preferred stock into common stock. By doing the foregoing, holders of our Series D, G or I Convertible Preferred Stock can create additional dilution to the existing holders of our common stock.

         o The conversion of the Series D, G and I Convertible Preferred Stock may result in substantial dilution to the interests of other holders of common stock.

         Since we cannot know the conversion price of the Series D, G or I Convertible Preferred Stock until notice of conversion has been provided by the holder, we cannot currently determine how many shares of common stock we will need to issue upon conversion of the Series D, G or I Convertible Preferred Stock. The conversion ratio for issuing shares of our common stock in exchange for Series D 6% Convertible Preferred Stock is determined by dividing the stated value of the Series D 6% Convertible Preferred Stock by the conversion price, which is 65% of the market price of our common stock

         The conversion ratio for issuing shares of our common stock in exchange for Series G Convertible Preferred Stock is determined by dividing the stated value of the Series G Convertible Preferred Stock by the conversion price. The conversion price will be the lowest of:

         o     $6.50; or

         o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series G Convertible Preferred Stock drops to 50% of the market price.

         For example and for illustrative purposes only, if the conversion date is June 27, 2001, the closing market price of our common stock on June 27, 2001 was $5.98, 65% of $5.98 is $3.887. Therefore, the lower of $6.50 and $3.887 is
$3.887 and is the conversion price for our Series G Convertible Preferred Stock.

         We anticiapte that the conversion ratio for issuing shares of our common stock in exchange for Series I Convertible Preferred Stock to be determined by dividing the stated value of the Series I Convertible Preferred Stock by the conversion price. The conversion price is anticipated to be be the lowest of:

         o     $5.98; or

         o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series I Convertible Preferred Stock drops to 50% of the market price.

                  For example and for illustrative purposes only, if the conversion date is June 27, 2001, the closing market price of our common stock on June 27, 2001 was $5.98, 65% of $5.98 is $3.887. Therefore, the lower of $5.98 and $3.887 is $3.887 and would be the conversion price for our Series I Convertible Preferred Stock.

         The following table sets forth, for illustrative purposes only, the effect of increasing and decreasing stock prices and its result on the conversion price per share and number of shares issued upon conversion of the Series D, G and I Convertible Preferred Stock based on the closing market price of our common stock on June 27, 2001.

  Price per    Conversion        Aggregate        Conversion        Aggregate         Conversion        Aggregate        Percentage
  share of      price of         number of         price of         number of          price of         number of            of
   common       Series D         shares of         Series G         shares of          Series I         shares of        outstanding
    stock      Convertible     common stock      Convertible       common stock      Convertible      common stock         common
                Preferred       convertible       Preferred        convertible        Preferred        convertible        stock (5)
                Stock (1)     from all Series     Stock (3)      from all Series      Stock (11)     from all Series        (10)
                               D Convertible                      G Convertible                       I Convertible
                                 Preferred                       Preferred Stock                        Preferred
                                 Stock (2)                             (4)                             Stock (12)
------------------------------------------------------------------------------------------------------------------------------------
$5.98            $3.887           186,519           $3.887           334,448            $3.887          1,029,071          20.40%
------------------------------------------------------------------------------------------------------------------------------------
$4.485           $2.9152          248,696          $2.9152           445,938           $2.9152          1,372,118          27.20%
(6)
------------------------------------------------------------------------------------------------------------------------------------
$2.99 (7)        $1.9435          373,038          $1.9435           668,896           $1.9435          2,058,142          40.79%
------------------------------------------------------------------------------------------------------------------------------------
$7.475           $4.8587          149,216          $4.8587           267,561           $4.8587           823,265           16.32%
(8)
------------------------------------------------------------------------------------------------------------------------------------
$8.97 (9)        $5.8305          124,346          $5.8305           222,965           $5.8305           686,047           13.60%
------------------------------------------------------------------------------------------------------------------------------------

(1)      The conversion price is 65% of the market price of our common stock.

(2) Assumes that all 725 shares of Series D Convertible Preferred Stock, which have a stated value of $725,000, will be converted into common stock and there have been no prior conversions of the Series D Convertible Preferred Stock.

(3) The conversion price is the lesser of (a) $6.50 or (b) 65% of the market price of our common stock for our Series G Convertible Preferred Stock.

(4) Assumes that all 1,300 shares of Series G Convertible Preferred Stock, which have a stated value of $1,300,000, will be converted into common stock and there have been no prior conversions of the Series G Convertible Preferred Stock.

(5) Assumes 7,598,982 outstanding shares of our common stock prior to the conversion of the Series D, G and I Convertible Preferred Stock.

(6)      Reflects a 25% reduction from the average closing bid price of $5.98

(7)      Reflects a 50% reduction from the average closing bid price of $5.98.

(8)      Reflects a 25% increase from the average closing bid price of $5.98.

(9)      Reflects a 50% increase from the average closing bid price of $5.98.

(10) The Certificates of Designation for the Series D and G Convertible Preferred Stock and the proposed Certificate of Designations for the Series I Convertible Preferred Stock will limit us from issuing shares of common stock exceeding 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued or will be issued. The limit is 1,404,489 for the Series D Convertible Preferred Stock and 1,421,389 for the Series G Convertible Preferred Stock. We must obtain stockholder approval to issue shares in excess of the 20% limitation or redeem any shares in excess of the 20% limitation at 125% of the stated value of those shares.

(11) We anticipate that the conversion price will be the lesser of (a) $5.98 or (b) 65% of the market price of our common stock, however, the final terms of the Series I Convertible Preferred stock are still being negotiated.

(12) Assumes that 4,000 shares of Series I Convertible Preferred Stock will be sold and converted into common stock and there have been no prior conversions of the Series I Convertible Preferred Stock.

UPON CLOSING OF THE ACQUISITIONS OF NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS, WE WILL ISSUE A WARRANT WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

         Upon the closing of the acquisitions of Nova Financial Systems and Key Financial Systems, we will issue a warrant equal to the aggregate amount of any warrants, options, preferred stock or other convertible securities outstanding at the closing. At this time, we estimate that we will issue a warrant to purchase 6,293,453 shares of our common stock. This number assumes that 3,000 shares of Series H Convertible Preferred Stock and 4,000 shares of Series I Convertible Preferred Stock will be sold.

                RISKS ARISING FROM THE DISTRIBUTION AND SPIN-OFF

BY THE TIME OF THE SPIN-OFF, THE EQUITEX 2000 COMMON STOCK MAY NOT BE REGISTERED UNDER 12(G) OF THE EXCHANGE ACT AND THE SHARES OF EQUITEX 2000 COMMON STOCK WOULD HAVE NO PUBLIC MARKET FOR TRADING

         If the Equitex 2000 common stock is not registered under 12(g) of the Exchange Act by the time of the spin-off of shares of Equitex 2000 to our shareholders, there will be no public market for trading the Equitex 2000 common stock. Until such registration is effective, quotations for the Equitex 2000 common stock may only be available on the "Pink Sheets".

AN ACTIVE TRADING MARKET MIGHT NOT DEVELOP FOR THE EQUITEX 2000 COMMON STOCK AND TRADING PRICES ARE UNCERTAIN.

         If registered under Section 12(g) of the Exchange Act, we anticipate that upon issuance, the Equitex 2000 common stock will be quoted on the OTC Bulletin Board service, if not available on the "Pink Sheets." However, there is presently no public market for the Equitex 2000 common stock and an active market may not develop following the distribution and spin-off. There can be no assurance regarding the prices at which the Equitex 2000 common stock will trade on or after the spin-off of Equitex 2000 common stock. Until the Equitex 2000 common stock is fully distributed and an orderly market develops, the prices at which the stock trades may fluctuate significantly. Prices for the Equitex 2000 common stock will be determined in the marketplace and may be influenced by many factors, including, without limitation, (1) the depth and liquidity of the market for the Equitex 2000 common stock; (2) investors' perceptions of Equitex 2000 and the industries in which it participates; (3) Equitex 2000's dividend policy; and (4) changes in government regulation and general economic and market conditions.

THE LIQUIDITY OF THE EQUITEX 2000 COMMON STOCK MAY BE LIMITED.

         Because the Equitex 2000 common stock will not initially be listed on the SmallCap or National Market, its liquidity may be significantly impaired, not only in the number of shares that could be bought and sold, but also through delays in the timing of transactions, reduction in coverage by securities analysts and the news media, the inability to margin shares of our common stock and lower prices for our common stock than what might otherwise prevail. In addition, our common stock may become subject to the SEC's rules relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a purchase transaction prior to sale. These "penny stock rules" may therefore adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

EQUITEX 2000 WILL INDEMNIFY US IN LITIGATION, BUT THERE IS NO ASSURANCE OF A FAVORABLE OUTCOME.

         As part of the distribution of all of our assets and liabilities, Equitex 2000 will assume all of our liabilities and will indemnify us and assume our prosecution or defense in the following lawsuits: William G. Hayes, Jr. Liquidating Agent for RDM Sports Group, Inc. and Related Debtors v. Equitex, Inc., Smith, Gambrell, Russell, L.L.P., David J. Harris, P.C., and David J. Harris, individually, Adversary Proceeding No., 00-1065 (U.S. Bankruptcy Court for the Northern District of Georgia, Newnan Division); and Equitex, Inc. and Henry Fong v. Bertrand T. Unger, Case No. 98-CV-2437 (Dist. Ct. Arapahoe County, Colorado). Although we believe these lawsuits are without merit, there is no assurance of a favorable outcome. The costs to defend these matters may be material and an unfavorable outcome of either or both matters may have a material adverse effect on Equitex 2000.

EQUITEX 2000 MAY NOT PAY DIVIDENDS AFTER THE DISTRIBUTION AND SPIN-OFF.

         The dividend policy of Equitex 2000 after the distribution by us of all of our assets and liabilities to Equitex 2000 and spin-off of Equitex 2000 common stock will be determined by its board of directors. The future payment of dividends by Equitex 2000 will be based on the results of operations and financial condition of Equitex 2000 and other business considerations that its board of directors considers relevant. We cannot assure investors that Equitex 2000 will pay any dividends after the distribution and spin-off of Equitex 2000 common stock.

EQUITEX 2000'S ABSENCE OF HISTORY AS AN INDEPENDENT COMPANY MAKES IT DIFFICULT TO PREDICT FUTURE PERFORMANCE.

         Equitex 2000's proposed business has historically been conducted by us as part of our overall operations. Therefore, Equitex 2000 does not have an operating history as an independent company. Equitex 2000 was recently formed solely for the purpose of effecting the distribution by us of all of our assets and liabilities to Equitex 2000 and spin-off of Equitex 2000 common stock. Therefore, the financial information included in this proxy statement does not necessarily reflect the financial position, results of operations and cash flows of Equitex 2000 had Equitex 2000 been operated independently during the periods presented. As a stand-alone company, Equitex 2000's results of operations may or may not continue at a level similar to its results of operations while a part of us. In addition, we have not been profitable in these operations. We also believe that Equitex 2000's general and administrative expenses will be higher than the expenses reflected in our historical financial statements of our businesses.

EQUITEX 2000 MAY NOT BE ABLE TO CONSUMMATE OR INTEGRATE EFFECTIVELY ACQUISITIONS AND ITS RESULTS MAY BE ADVERSELY AFFECTED.

         We have completed several acquisitions and the business strategy of Equitex 2000 contemplates continued expansion, including growth through future acquisitions. However, the ability of Equitex 2000 to consummate and integrate effectively the completed and any future acquisitions on terms that are favorable to them may be limited. Equitex 2000 may not have adequate financial resources to consummate any acquisitions. In addition, the ability of Equitex 2000 to issue additional equity securities to raise capital or consummate acquisitions may be impaired, for a period of time after the distribution by us of all of our assets and liabilities to Equitex 2000 and spin-off of Equitex 2000 common stock.

ANTI-TAKEOVER PROVISIONS MAY AFFECT THE MARKETABILITY AND MARKET PRICE OF EQUITEX 2000 COMMON STOCK.

         The articles of incorporation of Equitex 2000, as well as Delaware statutory law, contain provisions that may have the effect of discouraging an acquisition of control of Equitex 2000 not approved by its board of directors. These provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Equitex 2000, although any proposals, if made, might be considered desirable by a majority of Equitex 2000's stockholders. These provisions could also have the effect of making it more difficult for third parties to replace current management of Equitex 2000 without the concurrence of Equitex 2000's board of directors. The existence of these provisions may adversely affect the marketability and market price of Equitex 2000 common stock.

                        RISKS RELATED TO THE BUSINESS OF
                NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS

         UPON THE CLOSING OF THE ACQUISITIONS OF NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS, WE WILL BE SUBJECT TO THE FOLLOWING RISKS:

ONLY ONE BANK CURRENTLY OFFERS THE PAY AS YOU GO CREDIT CARD AND LOSS OF THAT RELATIONSHIP WOULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

         The Pay As You Go Credit card is currently marketed only by Net 1st National Bank. If Net 1st National Bank ceases to market our card for any reason, we will have no ability to market the program, which will have a material adverse effect on our business and results of operations. Although we are seeking to obtain additional banks to market the program, we have been unsuccessful in these efforts and there is no assurance that we will be able to consummate or maintain additional marketing arrangements for the program.

SOCIAL, ECONOMIC AND GEOGRAPHIC FACTORS MAY AFFECT OUR RETENTION OF CREDIT CARD ACCOUNTS.

         The ability or willingness of cardholders to prepay credit cards may change from a variety of social, economic and geographic factors. Social factors include changes in consumer confidence levels, the public's perception of the use of credit cards and changing attitudes about incurring debt and the stigma of personal bankruptcy. Economic factors include the rates of inflation, unemployment rates and relative interest rates offered for various types of loans. As a result of these factors, our rate of retention of credit card accounts may vary.

CONSUMER PROTECTION LAWS MAY RESTRICT OUR ABILITY TO COLLECT RECEIVABLES AND MAINTAIN YIELD ON OUR PORTFOLIO.

         Federal and state consumer protection laws regulate the creation and enforcement of consumer loans. Congress and the states may enact additional laws and amend existing laws to regulate further the credit card and consumer revolving loan industry or to reduce finance charges or other fees or charges. These laws, as well as many new laws, regulations or rulings which may be adopted, may materially adversely affect our ability to collect the receivables or to maintain previous levels of finance charges or fees.

         Receivables also may be written off as uncollectible if a debtor seeks relief under federal or state bankruptcy laws.

OUR ABILITY TO GENERATE CREDIT CARD REVENUE IS DEPENDENT UPON RETAINING OLD CUSTOMERS AND OBTAINING NEW CUSTOMERS AND THERE IS NO ASSURANCE WE WILL BE SUCCESSFUL IN OUR EFFORTS.

         A significant portion of our revenue will be derived from credit card fees charged on accounts. This revenue is directly tied to the number of active accounts in the portfolio. Continued generation of new fee revenue depends, in part, on the number of accounts or account balances lost to competing card issuers and our ability to designate new accounts. The credit card industry is highly competitive and we will compete with numerous other credit card providers for new accounts and for use of the credit cards.

         Credit card customers choose their credit card issuers largely on the basis of price, credit limit and other product features and once an account is originated, customer loyalty may be limited. Customers can and frequently do move accounts from one credit card issuer to another, or cease or limit use of one credit card in favor of another.

         The credit card and consumer revolving loan industry is highly competitive and operates in a legal and regulatory environment increasingly focused on the cost of services charged to consumers. There is increased use of advertising, target marketing, pricing competition, incentive programs and new credit card issuers seeking to expand or to enter the market and compete for customers. In addition, some of our competitors are now attempting to employ programs similar to the specialized marketing programs and information based strategies through which we have solicited new accounts.

MARKETING OF THE PAY AS YOU GO CREDIT CARD AND NET 1ST NATIONAL BANK WAS SUSPENDED FOR ONE MONTH AND THERE IS NO GUARANTEE THAT ANOTHER SUSPENSION WILL NOT OCCUR.

         On November 15, 2000, Key Financial Systems temporarily suspended marketing for Net 1st National Bank. This suspension was at the request of Net 1st National Bank to conform to the requirements of a Consent Order between Net 1st National Bank and the Office of the Comptroller of the Currency. Net 1st National Bank was required to obtain legal opinions that Key Financial Systems's credit card marketing and Pay As You Go program conform to all federal and state laws. The necessary opinions have been prepared and have been forwarded to the Office of the Comptroller of the Currency. On December 15, 2000, Net 1st National Bank notified Key Financial Systems to resume marketing the Pay As You Go credit card program. Despite Net 1st National Bank's compliance with all requirements, there is no assurance that the Office of the Comptroller of the Currency will not suspend marketing of this product in the future.

OUR EARNINGS ARE DEPENDENT UPON THE MARKETING AND ACCEPTANCE OF ONE PRODUCT.

         Nova Financial Systems and Key Financial Systems currently market one product, the Pay As You Go credit card. Our product may not be able to be successfully marketed or achieve customer acceptance. If revenue from new products or enhancements does not replace declining revenues from existing products, we may experience lower operating revenues, lower net revenues, lower cash flows and less liquidity.

TIMING OF PAYMENTS IS NOT CERTAIN.

         The receivables may be paid at any time. We cannot assure you that any particular pattern of accountholder payments will occur. In addition to other factors discussed above in this "Risk Factors" section, changes in finance charges can alter the monthly payment rates of accountholders.

THE ABILITY TO CHANGE TERMS OF THE CREDIT CARD ACCOUNTS COULD ALTER PAYMENT PATTERNS AND REDUCE OUR EARNINGS.

         As owner of a participation interest in the accounts, we will have the right to change various account terms, including the fees and the required monthly minimum payment. If any fees are reduced, there could be a corresponding decrease in the collection of finance charges. In addition, changes in the account terms may alter payment patterns.

         We ordinarily will not reduce any fees, unless the issuing bank of our cards is required by law to do so or it determines that such reduction is necessary to maintain its credit card business on a competitive basis.

         We may change the terms of the accounts or our servicing practices, including the reduction of the required minimum monthly payment and the calculation of the amount or the timing of fees and charge offs, if we take the same action on our other substantially similar accounts.

         We have no restrictions on our ability to change the terms of the accounts except as described above. Changes in relevant law, changes in the marketplace, or prudent business practices could impel us to change account terms.

WE FACE INTENSE COMPETITION AND THERE IS NO ASSURANCE THAT WE WILL ACHIEVE MARKET ACCEPTANCE OF OUR PRODUCT.

         We will face intense and increasingly aggressive competition from other consumer lenders in all of our product lines. Many competitors are substantially larger and have greater financial resources than us, and customer loyalty is often limited. Competitive practices, such as the offering of lower interest rates and fees and the offering of incentives to customers, could hurt our ability to attract and retain customers.

         The Gramm-Leach- Bliley Act of 1999, which permits the affiliation of commercial banks, securities firms and insurance companies, may increase the number of competitors in the banking industry and the level of competition in providing banking products, including credit cards. To the extent that the Gramm-Leach-Bliley Act of 1999 promotes competition or consolidation among financial service providers active in the consumer credit market, we could experience increased competition for customers, employees and funding. However, we are unable to predict at this time the scope or extent of any such impact.

         In October 1998, the U.S. Justice Department filed a complaint against MasterCard International Incorporated, Visa U.S.A., Inc. and Visa International, Inc., asserting that the overlapping ownership and control of both the MasterCard and Visa associations by the same group of banks restrains competition between Visa and MasterCard in the market for general purpose credit card products and networks in violation of the antitrust laws. The government seeks as relief that only member banks "dedicated" to one association be permitted to participate in the governance of that association. In addition, the complaint challenges the rules adopted by both MasterCard and Visa that restrict member banks from joining American Express, Discover/Novus or other competing networks. MasterCard and Visa have stated that they consider the suit without merit and have denied the allegations of the complaint. Neither the ultimate outcome of this litigation nor its effect on the competitive environment in the credit card industry if the lawsuit succeeds can be predicted with any certainty.

WE COULD HAVE INCREASED DELINQUENCIES AND CREDIT LOSSES WHICH MAY REDUCE OUR EARNINGS.

         The delinquency rate on our consumer loans, as well as the rate at which our consumer loans are charged off as uncollectible, which are referred to as the "credit loss rate", may increase, depending on a number of factors, including (i) an increase in new accounts, which generally experience higher delinquency and credit loss rates, and (ii) an increase in the number of customers seeking protection under the bankruptcy laws. Increased delinquencies and credit losses could also occur in the event of a national or regional economic downturn or recession, or for other reasons. Unlike a traditional credit card portfolio, sub prime portfolios experience higher initial delinquency and first payment default rates. An increase in new accounts can significantly increase delinquency and loss rates.

WE ARE RELIANT ON CERTAIN VENDOR RELATIONSHIPS WHICH WE MAY NOT BE ABLE TO MAINTAIN.

         Our business will depend on a number of services provided by third parties, including marketing, data processing, nationwide credit bureaus, postal and telephone service, bankcard associations and transaction processing services. A major disruption in one or more of these services could significantly hurt our operations.

OUR INDUSTRY IS HEAVILY REGULATED BY THE GOVERNMENT WHICH MAY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

         Federal and state laws significantly limit the types of activities in which we and/or our subsidiaries will be permitted to engage. In addition, consumer protection and debtor relief laws limit the manner in which we may offer, extend, manage and collect loans. Congress, the States, and other jurisdictions in which we operate may enact new laws and amendments to existing laws that further restrict consumer lending, including changes to the laws governing bankruptcy, which could make it more difficult or expensive for us to collect loans, or impose limits on the interest and fees that we may charge our customers. Our earnings could also be hurt by changes in government fiscal or monetary policies, including changes in capital requirements and rates of taxation, and by changes in general social and economic conditions.

WE ARE DEPENDENT UPON OUR MANAGEMENT AND MAY NOT BE ABLE TO RETAIN KEY
EMPLOYEES.

         Our growth and profitability will depend on our ability to retain key executives and managers, attract capable employees, maintain and develop the systems necessary to operate our businesses and control the rate of growth of our expenses. Expenses could significantly increase due to acquisition-related expenses, new product development, facilities expansions, increased funding or staffing costs and other internal and external factors.

WE FACE OTHER INDUSTRY RISKS RELATED TO THE FINANCIAL SERVICES INDUSTRY WHICH COULD AFFECT OUR ABILITY TO ACHIEVE MARKET ACCEPTANCE.

         We will face the risk of fraud by accountholders and third parties, as well as the risk that increased criticism from consumer advocates and the media could hurt consumer acceptance of our products. The financial services industry as a whole is characterized by rapidly changing technologies. System disruptions and failures may interrupt or delay our ability to provide services to our customers. In particular, we face technological challenges in the developing online credit card market. The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in the products and services offered by e-commerce business. Security breaches, acts of vandalism, and developments in computer capabilities could result in a compromise or breach of the technology we use to protect customer transaction data. Consumers generally are concerned with security breaches and privacy on the Internet, and Congress, individual States and other jurisdictions could enact new laws regulating the electronic commerce market that could adversely affect us.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

          We are authorized to issue up to 50,000,000 shares of common stock, $.02 par value per share. As of June 25, 2001, 7,598,982 shares of common stock were outstanding. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock offered in the offering, when issued, will be fully paid and non-assessable.

PREFERRED STOCK

         Our preferred stock is so-called "blank check" preferred since our board of directors may fix or change the terms, including: (i) the division of such shares into series; (ii) the dividend or distribution rate; (iii) the dates of payment of dividends or distributions and the date from which they are cumulative; (iv) liquidation price; (v) redemption rights and price; (vi) sinking fund requirements; (vii) conversion rights; (viii) restrictions on the issuance of additional shares of any class or series. As a result, our board of directors are entitled to authorize the creation and issuance of up to 2,000,000 shares of preferred stock in one or more series with such terms, limitations and restrictions as may be determined in our board of director's sole discretion, with no further authorization by our stockholders except as may be required by applicable laws or securities exchange listing rules.

         The holders of shares of preferred stock have only such voting rights as are granted by law and authorized by the board of directors with respect to any series thereof. Our board of directors has the right to establish the relative rights of the preferred stock in respect of dividends and other distributions and in the event of the voluntary or involuntary liquidation, dissolution or winding up of our affairs as compared with such rights applicable to the common stock and any other series of preferred stock.

         The effect of preferred stock upon the rights of holders of common stock may include: (i) the reduction of amounts otherwise available for payment of dividends on common stock to the extent that dividends are payable on any issued shares of preferred stock; (ii) restrictions on dividends on common stock if dividends on preferred stock are in arrears; (iii) dilution of the voting power of the common stock and dilution of net income and net tangible book value per share of common stock as a result of any such issuance, depending on the number of shares of common stock not being entitled to share in our assets upon liquidation until satisfaction of any liquidation preference granted to shares of preferred stock. It is not possible to state the effect that other series of preferred stock may have upon the rights of the holder of common stock until the board of directors determines the terms relating to those series of preferred stock.

         Currently, we have the following series of preferred stock outstanding and, except in connection with the acquisitions of Nova Financial Systems and Key Financial Systems, described above, the board of directors has no present commitment, arrangement or plan that would require the issuance of shares of preferred stock in connection with an equity offering, merger, acquisition or otherwise:

o SERIES D 6% CONVERTIBLE PREFERRED STOCK. The Series D Convertible Preferred Stock has a stated value of $1,000 per share. The Series D 6% Convertible Preferred Stock ranks prior to the our common stock and pari passu with other series of preferred stock issued prior to the Series D 6% Convertible Preferred Stock and senior to any series of preferred stock issued after the Series D 6% Convertible Preferred Stock. The Series D 6% Convertible Preferred Stock entitles its holder to 6% annual dividends, payable quarterly. The Series D 6% Convertible Preferred Stock liquidation preference is equal to the sum of the stated value of each share plus an amount equal to 30% of the stated value plus the aggregate of all accrued and unpaid dividends on each share of Series D 6% Convertible Preferred Stock until the most recent dividend payment date of date of our liquidation, dissolution or winding up. Lastly, the Series D 6% Convertible Preferred Stock is convertible at any time, and from time to time at a conversion price per share of common stock equal to 65% of the market price of the common stock. The number of shares of common stock due upon conversion of each share of Series D 6% Convertible Preferred Stock is (i) the number of shares to be converted, multiplied by (ii) the stated value of the Series D 6% Convertible Preferred Stock and divided by (iii) the applicable conversion price. As of June 27, 2001, 725 shares of Series D 6% Convertible Preferred Stock were outstanding.

o SERIES F CONVERTIBLE PREFERRED STOCK. The Series F Convertible Preferred Stock has a stated value of $8.00 per share and each share is convertible into shares of common stock any time and from time to time at the option of the holder until March 7, 2004, at a conversion price of $7.00 per share. Based upon the above calculation, the outstanding Series F Convertible Preferred Stock may convert into approximately 525,715 shares of our common stock. On March 7, 2004, all remaining outstanding shares of Series F Convertible Preferred Stock shall be automatically converted into shares of our common stock. To the extent that the holders realize proceeds from the sale of the shares of common stock in an amount that is less than conversion price, we have agreed to issue the holders additional shares of its common stock having a market value equal to any such deficiency. As of June 27, 2001, 460,000 shares of Series F Convertible Preferred Stock were outstanding.

o SERIES G CONVERTIBLE PREFERRED STOCK. The Series G Convertible Preferred Stock has a stated value of $1,000 per share and bears dividends at 6% per annum, payable quarterly commencing September 30, 2000, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series G Convertible Preferred Stock is convertible, together with any accrued by unpaid dividends, at any time and from time to time into shares of common stock at a conversion price per share equal to the lesser of $6.50 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series G Convertible Preferred Stock shall be automatically converted into common stock on August 31, 2003. The Series G Convertible Preferred Stock are redeemable at our option at any time at a redemption price equal to $1,350 per share plus any accrued but unpaid dividends. We are required to redeem the Series G Convertible Preferred Stock if a registration statement relating to the resale of certain shares of our common stock underlying the Series G Convertible Preferred Stock is not declared effective on or before 18 days of its filing. As of June 27, 2001, 1,300 shares of Series G Convertible Preferred Stock were outstanding.

         We have commenced the private placement for the issuance of up to 3,000 shares of Series H 8% Convertible Preferred Stock. We have the right to increase the size of the offering by 450 shares.

o SERIES H CONVERTIBLE PREFERRED STOCK. The Series H Convertible Preferred Stock has a stated value of $1,000 per share and bears dividends at 8% per annum, and are payable upon conversion in cash, or, at our sole discretion, in additional shares of common stock. Dividends on the Series H Convertible Preferred Stock will be cumulative from the date of issuance thereof. On July 19, 2001, each share of Series H Convertible Preferred Stock will automatically convert into 200 shares of our common stock, $0.02 par value, and 200 warrants to purchase our common stock. We will file a registration statement relating to the resale of our common stock issued or issuable upon the conversion of the Series H Convertible Preferred Stock and/or the exercise of the warrants within ninety days after the initial closing of the offering on June 29, 2001. We will use our best efforts to have the registration statement become effective and to keep such registration statement effective for a period of three years following the initial closing date of the Series H Convertible Preferred Stock offering.

         We intend to commence the private placement for the issuance of up to 4,000 shares of Series I 6% Convertible Preferred Stock.

o SERIES I CONVERTIBLE PREFERRED STOCK. While the terms have not been fully negotiated, we expect the Series I Convertible Preferred Stock to have a stated value of $1,000 per share and bear dividends at 6% per annum, payable quarterly commencing September 30, 2001, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series I Convertible Preferred Stock is expected to be convertible, together with any accrued but unpaid dividends, at any time and from time to time into shares of our common stock at a conversion price per share equal to the lesser of $5.98 or 65% of the market price upon the occurrence of certain material events. We expect all outstanding shares of Series I Convertible Preferred Stock to be automatically converted into common stock on the third anniversary of the date of the Series I 6% Convertible Preferred Certificate of Designations. The shares of Series I Convertible Preferred Stock are expected to be redeemable at our option at any time at a redemption price 35% above the stated value per share plus any accrued but unpaid dividends. The warrant to be issued in connection with the Series I Convertible Preferred Stock offering is expected to be exercisable until three years following the closing date of the offering at an exercise price equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq National SmallCap Market for the five trading days immediately preceding the closing date of the offering. The proceeds from the Series I Convertible Preferred Stock offering will be used to fund a portion of the cash portion of the purchase price for the Nova Financial and Key Financial transaction discussed above and for general corporate purposes.

         We conduct substantially all of our operations through our subsidiaries. We are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible stock. As a result, the Series D, F, G, H and I Convertible Preferred Stock will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

                             SELLING SECURITYHOLDER

         The following table lists the total number of shares of our common stock and the total number of shares of common stock assuming the conversion or exercise of all convertible preferred stock and warrants owned by the selling securityholder and registered hereunder. Except as indicated, the selling securityholder is offering all of the shares of common stock owned by it or received by it upon the exercise or conversion of the warrants or convertible preferred stock.

         Because the selling securityholder may offer all or part of the shares of common stock currently owned or the shares of common stock received upon conversion or exercise of the convertible preferred stock and/or warrants, which it owns pursuant to the offering contemplated by this prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of convertible preferred stock and/or warrants that will be held upon termination of this offering. The shares of common stock currently owned and the shares of common stock received upon conversion or exercise of the convertible preferred stock and/or warrants offered by this prospectus may be offered from time to time by the selling securityholder named below.


-------------------------------------------------------------------------------------------------------------
                                   Selling Securityholder: The Shaar Fund
-------------------------------------------------------------------------------------------------------------
  Title of each     Shares owned     Shares of common      Total shares of     Amount of       Percent of
    class of        owned prior    stock to be received    common stock to    shares owned     outstanding
securities to be    to offering     upon the conversion     be offered to      after the     class owned by
   registered                      of preferred stock or  securityholder's    offering (5)   securityholder
                                   exercise of warrants        account                          after the
                                   to be offered for the                                      offering (5)
                                     securityholder's
                                        account (1)
-------------------------------------------------------------------------------------------------------------
Common Stock              0                     0                  0               0                0%
-------------------------------------------------------------------------------------------------------------
Common Stock              0           330,000 (2)            330,000               0                0%
Underlying
Series D
Convertible
Preferred Stock
-------------------------------------------------------------------------------------------------------------
Common Stock              0            35,714 (3)             35,714               0                0%
Underlying
Series F
Convertible
Preferred Stock
-------------------------------------------------------------------------------------------------------------
Common Stock              0         1,134,286 (3)          1,134,286               0                0%
Underlying
Series G
Convertible
Preferred Stock
-------------------------------------------------------------------------------------------------------------
Common Stock              0           120,000 (2)            120,000               0                0%
Underlying
Warrants
Granted in
Connection with
Series D
Convertible
Preferred Stock
Private
Placement
-------------------------------------------------------------------------------------------------------------
Common Stock              0           130,000 (3)            130,000               0                0%
Underlying
Warrants
Granted in
Connection with
Series G
Convertible
Preferred Stock
Private
Placement
-------------------------------------------------------------------------------------------------------------
TOTAL                     0         1,750,000 (4)          1,750,000               0                0%
-------------------------------------------------------------------------------------------------------------

(1) Plus such indeterminable number of shares of common stock as may be issuable by reason of the anti-dilution provisions of such warrants or convertible preferred stock.

(2) Pursuant to the Registration Rights Agreement dated May 3, 1999, Equitex is registering a total of 450,000 shares of common stock, including common stock issued in (i) lieu of cash dividend payments, or as a stock dividend on the Series D Convertible Preferred Stock, (ii) upon conversion of the Series D Convertible Preferred Stock, and/or
         (iii) upon exercise of the warrants issued in connection with the Series D Convertible Preferred Stock.

(3) Pursuant to the Registration Rights Agreement dated August 31, 2000, Equitex is registering a total of 1,300,000 shares of common stock, including common stock issued in (i) lieu of cash dividend payments, or as a stock dividend on the Series F and G Convertible Preferred Stocks,
         (ii) upon conversion of the Series F and G Convertible Preferred Stock, and/or (iii) upon exercise of the warrants issued in connection with the Series F and G Convertible Preferred Stock.

(4) The total number of shares being registered exceeds the amount convertible as of June 27, 2001 using the average closing bid price $5.98 as quoted on the Nasdaq SmallCap Market. The number of shares actually convertible using the average closing bid price of $5.98 is 186,519 shares of our common stock for the Series D Convertible Preferred Stock, and 334,448 shares of our common stock for the Series G Convertible Preferred Stock. Because the conversion of the Series D and G Convertible Preferred Stock is based on fluctuating market conditions, and pursuant to the registration rights agreements, we are registering more than the amount convertible as of June 27, 2001.

(5) Assumes all shares offered are sold, including shares of common stock underlying the conversion of the Series D, F and G Convertible Preferred Stock and exercise of warrants. There are 7,598,982 outstanding shares of our common stock.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling securityholder. As used in this prospectus, "selling securityholder" includes donees and pledgees selling shares received from the selling securityholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares of common stock offered will be borne by us. Brokerage commission and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling securityholder. Sales of shares of common stock may be effected by the selling securityholder from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Any of these transactions may or may not involve brokers or dealers. The selling securityholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling securityholder.

         The selling securityholder may effect transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholder and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling securityholder and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling securityholder against liabilities, including liabilities arising under the Securities Act. The selling securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against liabilities, including liabilities arising under the Securities Act.

         Because the selling securityholder may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, the selling securityholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholder that the anti-manipulative provisions of Regulation M issued under the Exchange Act may apply to its sales in the market.

         The selling securityholder also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conform to the requirements of that Rule.

         After the selling securityholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) to the Securities Act, disclosing (a) the name of the selling securityholder and of the participating broker-dealer(s), (b) the number of shares of common stock involved, (c) the price at which those shares of common stock were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus and (f) other facts material to the transaction. In addition, after being notified by the selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus.

         We are unable to predict the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise further capital.

         In order to comply with states' securities laws, if applicable, the shares of common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and complied with.

                 INDEMNIFICATION PROVIDED IN CONNECTION WITH THE
                     OFFERING BY THE SELLING SECURITYHOLDER

         The selling securityholder has agreed to indemnify, to the extent permitted by law, us, our directors, certain of our officers and each person who controls us (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in a registration statement or prospectus, or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information or affidavits relating to the selling securityholder furnished by the selling securityholder to us for use therein.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The legality of the shares of common stock being offered will be passed on for Equitex by Friedlob Sanderson Paulson & Tourtillott, LLC, Denver, Colorado.

                                     EXPERTS

           The statement of operations of Equitex, Inc. for the year ended December 31, 1998, and the related statements of changes in stockholders' equity and cash flows for the year ended December 31, 1998, which appear in our annual report on Form 10-K/A, incorporated by reference herein, has been so incorporated in reliance upon the report of Davis & Co., CPAs, P.C., independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

         The consolidated balance sheets of Equitex, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000, which appear in our Annual Report on Form 10-K/A, incorporated by reference herein, has been so incorporated in reliance upon the report of Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting. With respect to the unaudited condensed consolidated financial information for the periods ended March 31, 2001 and 2000, incorporated herein by reference, the independent certified public accountants have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate report included in Equitex's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their report on provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

         The financial statements of Nova Financial Systems, Inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999, and for the period from inception, October 10, 1998, through December 31, 1998, and the financial statements of Key Financial Systems, Inc. as of December 31, 2000 and 1999, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 2000, 1999 and 1998, both which appear in Equitex's Definitive Proxy Statement on Schedule 14A as filed May 16, 2001, have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen, LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

Preliminary Prospectus Dated July 2, 2001

                                  EQUITEX, INC.


           1,750,000 SHARES OF COMMON STOCK TO BE OFFERED AND SOLD BY
                             SELLING SECURITYHOLDER



                                  June __, 2001





                      ------------------------------------

                                   PROSPECTUS
                      ------------------------------------




--------------------------------------------------------------------------------
|                                                                              |
|        No dealer, salesman or other person has been authorized to give any   |
| information or to make any representations other than those contained in this| | prospectus. Any information or representations not herein contained, if given| | or made, must not be relied upon as having been authorized by Equitex. This | | prospectus does not constitute an offer or solicitation in respect to these | | securities in any jurisdiction in which such offer or solicitation would be | | unlawful. The delivery of this prospectus shall not, under any circumstances,|
| create any implication that there has been no change in the affairs of       |
| Equitex or that the information contained herein is correct as of any time   |
| subsequent to the date of this prospectus. However, in the event of a        |
| material change, this prospectus will be amended or supplemented accordingly.|
--------------------------------------------------------------------------------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee.

   Registration and filing fee                          $    1,753
   Printing and engraving                                    1,500
   Accounting fees and expenses                              2,500
   Legal fees and expenses                                  15,000
   Transfer and Warrant Agent                                  500
   Other                                                       538
                                                        ----------
            Total                                        $  21,791
                                                        ==========


ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of Equitex's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

         In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith;
(ii) were reasonably believed to have been in or not opposed to Equitex's best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

         The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

         Indemnification in connection with a proceeding by or in the right of Equitex in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in Equitex's best interest and must not have been adjudged liable to Equitex unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Equitex in which a director is adjudged liable to Equitex, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

         Delaware law authorizes Equitex to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to Equitex a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by Equitex.

         The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under Equitex's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

         The statutory provision cited above also grants the power to Equitex to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by Equitex.

         Article VII Section 9 of Equitex's Bylaws provides that Equitex shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, Equitex has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Equitex pursuant to the foregoing provisions, Equitex has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16           EXHIBITS
--------------------------------------------------------------------------------

         The following is a complete list of exhibits filed as part of this Registration Statement:


EXHIBIT
NUMBER            DESCRIPTION
--------------------------------------------------------------------------------

3(i).1 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series D Convertible Preferred Stock of Equitex, Inc. (FILED HEREWITH)

3(i).2 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series E Convertible Preferred Stock of Equitex, Inc. (INCORPORATED BY REFERENCE TO THE REGISTRANT'S REPORT ON FORM 8-K AS FILED WITH THE COMMISSION ON SEPTEMBER 8, 1999, FILE NO. 814-00036)

3(i).3 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series F Convertible Preferred Stock of Equitex, Inc. (INCORPORATED BY REFERENCE TO THE REGISTRANT'S REPORT ON FORM 10-K AS FILED WITH THE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2000 FILE NO. 000-12374)

3(i).4 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series G Convertible Preferred Stock of Equitex, Inc. (INCORPORATED BY REFERENCE TO THE REGISTRANT'S REPORT ON FORM 10-K AS FILED WITH THE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2000 FILE NO. 000-12374)

3(i).5 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series H Convertible Preferred Stock of Equitex, Inc. (FILED HEREWITH)

3(i).6 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. - Designation of Preferences, Limitations and Relative Rights of the Series I Convertible Preferred Stock of Equitex, Inc.(TO BE FILED BY AMENDMENT)

3(i).7 Certificate of Amendment to the Certificate of Incorporation of Equitex, Inc. dated June 29, 2001. (FILED HEREWITH)

5.1 Opinion of Friedlob Sanderson Paulson & Tourtillott, LLC (TO BE FILED BY AMENDMENT)

23.1     Consent of Friedlob Sanderson Paulson & Tourtillott, LLC - see Exhibit
         5.1

23.2 Consent of Independent Certified Public Accountants, Gelfond Hochstadt Pangburn, P.C. (FILED HEREWITH)

23.3 Acknowledgment of Independent Certified Public Accountants, Gelfond Hochstadt Pangburn, P.C. (FILED HEREWITH)

23.4 Consent of Independent Certified Public Accountants, Davis & Co. CPAs, P.C. (FILED HEREWITH)

23.5     Independent Auditor's Consent, McGladrey & Pullen, LLP
         (FILED HEREWITH)

23.6     Independent Auditor's Consent, McGladrey & Pullen, LLP
         (FILED HEREWITH)

24.      Power of Attorney - See Signature Page of Registration Statement
----------------------------

ITEM 17 - UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on July 2, 2001.

                                            EQUITEX, INC.



                                            By /s/ Henry Fong
                                               ---------------------------------
                                            Henry Fong, President, Treasurer and
                                            Chief Financial Officer



         KNOW ALL MEN BY THESE PRESENCE, THAT THE UNDERSIGNED OFFICERS AND/OR DIRECTORS OF EQUITEX, INC., BY VIRTUE OF THEIR SIGNATURES APPEARING BELOW, HEREBY CONSTITUTE AND APPOINT HENRY FONG, WITH FULL POWER OF SUBSTITUTION, AS ATTORNEY- IN-FACT IN THEIR NAMES, PLACES AND STEED'S TO EXECUTE ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT ON FORM S-3 IN THE CAPACITIES SET FORTH OPPOSITE THEIR NAMES BELOW AND HEREBY RATIFY ALL THAT SAID ATTORNEY-IN-FACT MAY DO BY VIRTUE HEREOF.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                           TITLE                            DATE
----------                           -----                           -----

/s/ Henry Fong                      Principal Financial and       July 2, 2001
------------------------            Accounting Officer and
Henry Fong                          Director


/s/ Russell L. Casement             Director                      July 2, 2001
------------------------
Russell L. Casement

/s/ Aaron A. Grunfeld
------------------------
Aaron A. Grunfeld                   Director                      July 2, 2001

/s/ Joseph W. Hovorka
------------------------
Joseph W. Hovorka                   Director                      July 2, 2001